EXHIBIT 10.20

2014
MANAGEMENT BONUS PLAN

PURPOSE OF THE PLAN
The Allergan, Inc. Management Bonus Plan (the “Plan”) is designed to reward eligible management-level employees for their contributions to providing Allergan’s stockholders increased value for their investment through the successful accomplishment of specific financial objectives and individual performance objectives.

PLAN YEAR
The plan year runs from January 1 through December 31 (the “Plan Year”).

ELIGIBILITY
Unless otherwise provided in a written agreement between the Company and the applicable employee, and subject to the terms of the Plan, an individual will be eligible to participate in the Plan for a Plan Year if he or she is:

•	employed as a regular full-time or part-time employee of Allergan, Inc. and its subsidiaries (collectively, the “Company”) as of September 30 during such Plan Year,

·	employed in salary grades 7E and above,

·	regularly scheduled to and works 20 or more hours per week,

·	not covered by any other bonus or sales incentive plan (including the Executive Bonus Plan), and

·
actively employed by the Company on the date bonuses are paid (and not on a performance improvement plan on such date) or otherwise qualifies for a pro-rated bonus based upon retirement, disability, death or layoff under the terms set forth below.

Bonuses for a Plan Year, if any, will be prorated for any participant who (i) becomes eligible to participate in the Plan after the beginning of such Plan Year, (ii) terminates employment on or after his or her “Normal Retirement Eligibility Date” (as defined below), (iii) becomes disabled, (iv) dies or (v) transfers into a position covered by another incentive plan. “Normal Retirement Eligibility Date” means the later of (a) the date on which the participant attains age 55 and (b) the date such participant completes five years of employment with the Company or its affiliates. Notwithstanding the foregoing, a participant will receive no bonus in cases of normal retirement or termination that, in either case, the Company determines in its sole discretion to be (a) by mutual agreement, (b) due to performance issues or (c) for serious misconduct. Bonuses, if any, for any participant who is laid-off will be prorated provided the participant was eligible to participate in the Plan for at least six months of the Plan Year. All proration will be based on the number of months of participation in the Plan during the Plan Year, as determined by the Company in its discretion. Any individual who terminates employment for reasons other than those noted above will receive no bonus.

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Notwithstanding anything in this Plan to the contrary, any individual who (a) performs services for the Company and is classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity (e.g. a leasing organization) shall not be eligible to participate in the Plan.

PERFORMANCE
Bonuses under the Plan will be determined based on both corporate performance and individual performance in relation to pre-established objectives.
Corporate Performance
Corporate performance will be measured based on Adjusted EPS, Net Sales Growth and R&D Reinvestment Rate, defined as follows and approved by the Organization & Compensation Committee (the “Committee”):
“Adjusted EPS” means the Company’s Adjusted Net Earnings divided by the weighted-average number of common shares outstanding on a diluted basis during the Plan Year, rounded to the third decimal place.
“Adjusted Net Earnings” means the Company’s net earnings from continuing operations for the Plan Year, adjusted to:

•	remove the effects of extraordinary, unusual or non-recurring items;

•	remove the effects of items that are outside the scope of the Company’s core, on-going business activities;

•	remove the effects of accounting changes required by United States generally accepted accounting principles;

•	remove the effects of financing activities;

•	remove the effects of expenses for restructuring or productivity initiatives;

•	remove the effects of non-operating items;

•	remove the effects of spending for acquisitions;

•	remove the effects of divestitures; and

•	remove the effects of amortization of acquired intangible assets.
“Net Sales Growth” means the percentage increase (if any) in net product sales for the Plan Year relative to net product sales for the fiscal year preceding the Plan Year, adjusted for the translation effect of changes in foreign exchange rates between each fiscal year, rounded to the nearest one-tenth of one percent.

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“R&D Reinvestment Rate” means total research and development expenses for the Plan Year as a percentage of the Company’s total net sales for the Plan Year, adjusted for the translation effect of changes in foreign exchange rates between the Plan Year and the Company’s budgeted foreign exchange rates for the Plan Year, rounded to the nearest one-tenth of one percent.
Individual Performance
Individual performance will be measured based on the achievement of Management Bonus Objectives (“MBOs”) prepared by each participant and his or her supervisor. MBO’s will be established at the beginning of the Plan Year, but may be modified throughout the Plan Year as necessary or appropriate. MBOs will reflect major results and accomplishments to be achieved in order to meet short and long-term business goals that contribute to increased stockholder value. MBOs will be expressed as specific, quantifiable measures of performance in relation to key operating decisions for the participant’s business unit, such as managing inventory levels, receivables, expenses, payables, increasing sales, eliminating unnecessary capital expenditures, etc.

BONUS POOL CALCULATION AND ALLOCATION
Bonus Pool Amount
There will be no bonus pool, and bonuses will not be paid, unless the Company achieves a threshold level of Adjusted EPS performance. If Adjusted EPS exceeds the threshold level, the bonus pool will equal (i) the aggregate amount that would be payable if all participants received bonuses at the target level, multiplied by (ii) the aggregate “Bonus % of Target” determined based on the Adjusted EPS, Net Sales Growth and R&D Reinvestment Rate performance approved by the Committee, as set forth below.

Earnings Per Share			Net Sales Growth		R&D Reinvestment Rate
EPS Range %	EPS Range	Bonus % of Target	Net Sales Growth Variance to Target	Bonus % of Target	R&D Rate Variance to Target	Bonus % of Target	Bonus % of Target
-4.8%	-$0.263	0.0%
-2.6%	-$0.143	46%	-7.4%	0.0%	-1.19%	0.0%	46.0%
-2.2%	-$0.121	57%	-5.9%	2.0%	-0.89%	2.0%	61.0%
-1.4%	-$0.077	68%	-4.4%	4.0%	-0.60%	4.0%	76.0%
-1.1%	-$0.060	72%	-2.9%	6.0%	-0.40%	6.0%	84.0%
-0.6%	-$0.033	76%	-1.5%	8.0%	-0.20%	8.0%	92.0%
	Target	80%	Target	10.0%	Target	10.0%	100.0%
1.0%	$0.055	84%	1.5%	13.8%	0.20%	13.8%	111.5%
1.9%	$0.104	88%	2.9%	17.5%	0.40%	17.5%	123.0%
2.6%	$0.143	92%	4.4%	21.3%	0.70%	21.3%	134.5%
3.2%	$0.175	96%	5.9%	25.0%	0.99%	25.0%	146.0%

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If actual results for any one or more performance measures falls between the performance levels shown above, the “Bonus % of Target” for such performance measure(s) will be interpolated accordingly. If the Company’s performance exceeds the highest performance level shown above for one or more of the specified performance measures (i.e., Adjusted EPS, Net Sales Growth, and R&D Reinvestment Rate), the “Bonus % of Target” achieved with respect to that performance measure will be the maximum “Bonus % of Target” specified for that performance measure.
Notwithstanding anything to the contrary above, if Adjusted EPS exceeds the threshold level but does not exceed the target level, the “Bonus % of Target” for each of the Net Sales Growth and R&D Reinvestment Rate components will not exceed the “Bonus % of Target” specified for those performance measures at the target level.
Bonus Pool Adjustments and Differentiation by Business Unit/Function
The bonus pool may be allocated among the business units/functions by the Company’s Chief Executive Officer based on such matters as he or she may determine to be appropriate, including operating income results vs. budget, performance in relation to pre-established objectives and other financial results. For example, a business unit that exceeds budget may receive a greater share of the total bonus pool than a business unit that is below budget.
At the end of the Plan Year, the Company’s Chief Executive Officer may recommend adjustments to the bonus pool to the Committee after consideration of key operating results. When calculating corporate performance for purposes of this Plan, the Committee has the discretion to consider such matters as it may determine to be appropriate, including any or all of the following items:

•	extraordinary, unusual or non-recurring items;

•	effects of accounting changes;

•	effects of financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	spending for acquisitions;

•	effects of divestitures;

•	amortization of acquired intangible assets;

•	performance in relation to pre-established objectives;

•	achievement of key milestones; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.

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INDIVIDUAL BONUS AWARD CALCULATION
Target bonus awards will be expressed as a percentage of the participant’s eligible earnings for the Plan Year (as determined by the Compensation department in its discretion). The target percentages will vary by salary grade and position (see Attachment No. 1). A participant’s actual bonus award will be determined by the Administrator (as defined under “Administration” below) and may vary above or below the targeted level based on corporate performance, the overall performance of his or her business unit/function relative to the overall performance of the other business units/functions and the participant’s performance in relation to his or her predetermined MBOs, each as determined by the Administrator or its delegate. Except as may otherwise be approved by the Committee, each participant’s actual bonus award may be modified down to 0% or up to 150% of the bonus amount otherwise payable to such participant based on his or her target bonus amount and any adjustments for corporate performance and business unit/function performance. However, the total of all bonus awards given within each business unit must total no more than 100% of the total bonus pool dollars allocated to that business unit.

PAYMENT OF BONUSES
Form of Payment
Bonuses awarded under the Plan will be paid in cash, provided, however, that if the bonus pool is funded at a level that exceeds the targeted level (i.e., the aggregate “Bonus % of Target” exceeds 100%) and the recipient of the bonus is subject to the Company’s executive stock ownership guidelines, then any portion of his or her bonus that exceeds his or her target bonus will be paid in the form of a restricted stock or restricted stock unit award (each, an “MBP Equity Award”) granted under, and subject to the terms and conditions of, the Allergan, Inc. 2011 Incentive Award Plan, as amended from time to time, or its successor (the “2011 Incentive Award Plan”). The number of restricted shares or restricted stock units subject to a participant’s MBP Equity Award will be determined by dividing (x) the portion of his or her bonus amount that exceeds his or her target bonus by (y) the closing trading price of the Company’s common stock on the date of grant, and rounding down to the next whole share. No cash payment will be made in lieu of any fractional share rounded down.
Each MBP Equity Award will vest in a single installment upon the recipient’s completion of continuous employment with the Company through the earlier of (i) the second anniversary of the grant date of such award, or (ii) the recipient’s Normal Retirement Eligibility Date (as defined in the 2011 Incentive Award Plan). The remaining terms and conditions of each MBP Equity Award will be determined by the Committee in its discretion.
Communication and Payment of Bonus Awards
Bonus awards will be communicated to participants following the close of the Plan Year after the review and authorization of bonus pool funding by the Committee and review and approval of the bonuses by the Administrator. Bonuses will be paid within 30 days following management

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communication of the award, with cash bonuses paid through the participant’s normal payroll channel. In the event of a Change in Control (as defined in Attachment No. 2), bonuses will be paid within 30 days of the effective date of the Change in Control.
Clawback
Notwithstanding anything contained in the Plan to the contrary, to the extent allowed under applicable law or regulatory filings or unless otherwise determined by the Committee, all bonuses granted under the Plan, and any related payments made under the Plan, shall be subject to the provisions of any clawback, repayment or recapture policy implemented by the Company, including any such policy adopted to comply with applicable law (including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act) or securities exchange listing standards and any rules or regulations promulgated thereunder, to the extent set forth in such policy and/or in any notice or agreement relating to a bonus or payment under the Plan.

CHANGE IN CONTROL
If a Change in Control occurs after the close of the Plan Year and Company performance supports bonus pool payment, participants will be paid a bonus based on performance in relation to the Adjusted EPS, Net Sales Growth and R&D Reinvestment Rate targets.
If the Change in Control occurs during the Plan Year, participants will be paid a bonus prorated to the effective date of the Change in Control and Adjusted EPS, Net Sales Growth and R&D Reinvestment Rate performance will be deemed to be the greater of:

•	100% of the Adjusted EPS, Net Sales Growth and R&D Reinvestment Rate targets; or

•	the prorated actual year-to-date performance.
In either case, a participant’s actual bonus may vary above or below the targeted level according to the provisions outlined in “Individual Bonus Award Calculation” above. Participants must be employed by the Company or its successor on the effective date of the Change in Control in order to receive the prorated payment, unless their employment is terminated by reason of retirement, death or disability or if it is determined that any such participant is terminated without cause in connection with the Change in Control. For purposes of this Plan, “cause” shall be limited to only three types of events: the willful refusal to comply with a lawful, written instruction of the Company’s Board of Directors so long as the instruction is consistent with the scope and responsibilities of the participant’s position prior to the Change in Control; dishonesty which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or conviction of any felony involving an act of moral turpitude.

SECTION 409A
Any bonuses that become payable under this Plan to participants who are subject to U.S. federal income taxes are intended to be exempt from Section 409A of the Internal Revenue Code of

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1986, as amended (“Section 409A”), as short-term deferrals within the meaning of Treasury Regulation section 1.409A-1(b)(4), and this Plan shall be administered and construed consistent with this intent. For purposes of the foregoing, any bonus that becomes payable to such a participant shall be paid no later than the 15th day of the third month following the end of the later of (i) the participant’s first taxable year in which the participant’s right to receive such bonus is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or (ii) the Company’s first taxable year in which the participant’s right to receive such bonus is no longer subject to a substantial risk of forfeiture.

TAX WITHHOLDING
The Company shall have the authority and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a participant arising in connection with a bonus award granted under this Plan.

ADMINISTRATION
References in the Plan to “Administrator” mean the entity that conducts the general administration of the Plan in accordance with its provisions. With reference to the administration of awards under the Plan to executive officers of the Company, the term “Administrator” means the Committee. With reference to the administration of awards under the Plan to all other participants, the term “Administrator” means the management of the Company (or its delegate) (“Management”).
The Administrator shall have the power and authority to (a) determine corporate performance and individual performance, (b) interpret the Plan document, (c) adopt rules for the administration, interpretation and application of the Plan as are not inconsistent with the Plan, (d) interpret, amend or revoke any such rules, and (e) make factual determinations under the Plan. Management shall also have the power and authority to alter, amend, or terminate the Plan at any time, subject to approval of the Committee.
All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all participants, the Company and all other interested persons. No member of the Committee or Management shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any bonus award, and all members of the Committee and Management shall be fully protected by the Company in respect of any such action, determination or interpretations, to the maximum extent permitted by law.

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GENERAL
This Plan does not constitute a contract of employment and cannot be relied upon as such. Any questions regarding this Plan should be directed to the Human Resources department or the Vice President, Global Compensation and Benefits. This Plan document supersedes any previous document a participant may have received.

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ATTACHMENT NO. 1
ALLERGAN
MANAGEMENT BONUS PLAN
TARGET AWARDS*

	US	Asia Pacific	Canada	EAME	Latin America
Salary Grade	Target Bonus	Target Bonus	Target Bonus	Target Bonus	Target Bonus
7E	15%	25%	20%	20%	25%
8E	25%	30%	30%	25%	30%
9E	30%	30%	30%	30%	30%
10E	35%	35%	35%	35%	35%
11E	40%	40%	40%	40%	40%
12E	45%	45%	45%	45%	45%
13E	45%	50%	50%	50%	50%
14E	55%

Title	Target Bonus
EVP, Finance & Business Development, CFO	75%
EVP, R&D, Chief Scientific Officer	75%
EVP, General Counsel & Assistant Secretary	60%
EVP, Global Technical Operations	60%
EVP, Human Resources	60%
CVP & President North America Pharmaceuticals	60%

* All target bonus amounts represent a percentage of the participant’s eligible earnings. A participant’s actual bonus award may vary based on a variety of factors (including individual performance, corporate performance and business unit performance), as described in the Plan.

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ATTACHMENT NO. 2
CHANGE IN CONTROL DEFINITION
“Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:
(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), who becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act or any successor rule (a “Beneficial Owner”), directly or indirectly, of securities of Allergan, Inc., a Delaware corporation (“Allergan”) representing (i) 20% or more of the combined voting power of Allergan’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of Allergan’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board; or
(b) Individuals who, as of the date hereof, constitute the Board of Directors of Allergan (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Allergan’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Allergan) shall be considered as though such person were a member of the Incumbent Board of Allergan; or
(c) The consummation of a merger, consolidation or reorganization involving Allergan, other than one which satisfies both of the following conditions:
(1) a merger, consolidation or reorganization which would result in the voting securities of Allergan outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of Allergan or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in Allergan’s voting securities immediately before such merger, consolidation or reorganization, and
(2) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner directly or indirectly, of securities of Allergan representing 20% or more of the combined voting power of Allergan’s then outstanding voting securities; or
(d) The stockholders of Allergan approve a plan of complete liquidation of Allergan or an agreement for the sale or other disposition by Allergan of all or substantially all of Allergan’s assets.
Notwithstanding the preceding provisions, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of Allergan’s then outstanding voting securities solely in connection with a public offering of Allergan’s securities, (2) Allergan or any subsidiary of Allergan or (3) an employee stock ownership plan or other employee benefit plan maintained by Allergan (or any of its affiliated companies) that is qualified under the provisions of the Internal Revenue Code of 1986, as amended. In addition, notwithstanding the preceding provisions, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by Allergan which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the grant or issuance of securities pursuant to an award (e.g., stock option grant, restricted stock award, restricted stock unit award) granted by the Company, or through a stock dividend or stock split), then a Change in Control shall occur.

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